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                             [IRIDIUM LETTERHEAD]

                                PRESS RELEASE

                     IRIDIUM REPORTS FOURTH QUARTER RESULTS
                                (NASDAQ; IRIDF)


(WASHINGTON, D.C., January 25, 1999) - Iridium LLC today announced that revenues for the fourth quarter ending December 31, 1998 were $186,000, reflecting the five week delay in launching its worldwide commercial service and a shortage of Iridium telephones and pagers during the first two months of operations. On December 31, there were approximately 3,000 activated subscribers on the Iridium system.

"Last quarter, Iridium made history as we achieved our longstanding goal of launching the first truly global mobile-telephone service," said Edward F. Staiano, Vice Chairman and Chief Executive Officer. "With our network performing at a high level of quality, subscriber equipment now widely available and intensive marketing efforts underway, 1999 will be the year that the Iridium system transforms from a technological event into a revenue generator."

The completion of the Iridium system and the November 1st launch of commercial service were the operational highlights of the fourth quarter. System performance, already robust at the commencement of commercial service, continues to improve with ongoing enhancements to the software. Call establishment over the satellite network is now in excess of 90 percent, with the dropped call rate at about six percent. The Iridium paging and cross-protocol cellular roaming services are operating at levels that exceed performance standards.

Two rocket launches during the fourth quarter ensured a full constellation of 66 low Earth orbiting satellites and enabled Iridium to add further spare satellites to the constellation. Two satellites were launched on a Chinese Long March rocket and five on a Boeing Delta II rocket, extending Iridium's string of consecutive successful launches to 19 over 19 months. The constellation now includes eight orbiting spare satellites.
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While subscriber equipment production delays negatively impacted results,
Motorola significantly increased its production capacity over the last two months of the quarter. By year-end, Motorola had produced and shipped more than 35,000 phones and 3,500 pagers, and is now producing nearly 1,000 phones a day and 8,000 pagers a month. Late in the fourth quarter, Motorola began commercial shipments of its CDMA/AMPS and GSM cellular cassettes, which enable Motorola's Iridium phones to operate on terrestrial cellular networks around the world. Production capacity for these cassettes is now 42,000 a month.

Kyocera pagers are now available to customers, and its single-mode and dual-mode satellite phones are expected to begin shipping in the first quarter 1999, once testing shows that they meet Iridium's quality standards for commercial use.

On December 23, Iridium LLC also announced that it had reached an agreement to purchase Claircom Communications Group, Inc. (Claircom) from AT&T and Rogers Cantel for $65 million in cash and debt. Claircom's digital air-to-ground network and in-flight telephone services to more than 1,400 commercial jets and 350 executive aircraft will form an important component of Iridium's overall aeronautical communications strategy, which is aimed at capturing the growing business travel market. Following completion of the transaction, which is subject to regulatory approvals, Claircom's existing seat-back phones will carry the Iridium brand and will be integrated into Iridium's global wireless telephony and paging offering.

Iridium made significant progress in its global market access efforts in the fourth quarter. At year-end, the satellite voice service was authorized in more than 140 countries and territories, and the paging service was authorized in more than 200 markets. The company continues to work with its gateway operators to integrate more than 300 service providers and roaming partners that have signed up to deliver Iridium products and services to customers around the world. At the end of the quarter, about 60 service providers were ready to sell, with more than 100 others undergoing integration. Additionally, 56 of Iridium's 160 roaming partners had launched the Iridium cellular roaming service and were ready to serve Iridium customers on their local networks. Together, these networks cover more than 230 major international business travel destination cities in 38 countries.
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The company was successful in the fourth quarter in raising the financing needed for its initial operations. On December 23, 1998, Iridium secured $1.95 billion of new financing consisting of an $800 million Senior Secured Credit Facility (the "Secured Bank Facility") and a $750 million Guaranteed Credit Facility (the "Guaranteed Facility") and $400 million of vendor financing from Motorola. The borrower under each of these facilities is Iridium Operating LLC, a wholly owned subsidiary of Iridium LLC.

In addition, on January 21, 1999, Iridium World Communications Ltd. agreed to sell 7,500,000 shares of its class A common stock in an underwritten public offering led by Merrill Lynch & Co., Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC, Salomon Smith Barney and SoundView Technology Group. The offering price was $33.50 per share. The proceeds from the offering will
be used primarily to fund Iridium's operations.   "We are confident that
Iridium's financing, together with projected revenues, is sufficient to meet our expected funding requirements in 1999. Motorola has committed to provide an additional $350 million of bank guarantees should they be required," said Roy Grant, Vice President and CFO of Iridium LLC.

During the fourth quarter of 1998, Iridium began the transition from a development stage company into an operating company with no significant revenues expected until the first quarter of 1999. As a result, Iridium LLC reported a net loss of $440 million or $3.12 loss per Class 1 Interest for the fourth quarter 1998, and a net loss of $1,259 million or $8.91 per Class 1 Interest for the twelve months ended December 31, 1998. The details of the results are shown in the accompanying financial table.

Iridium LLC became the world's first global satellite phone and paging company on November 1, 1998. The network of 66-low earth orbiting satellite s combined with terrestrial cellular systems, enables subscribers to communicate virtually anywhere in the world using one phone and pager, one phone number, and receiving one monthly bill. Customers access participating local cellular networks when available, and the Iridium satellite network when outside
terrestrial cellular coverage.   Iridium World Communications, Ltd.  (NASDAQ:
IRIDF) is the public investment vehicle of Iridium LLC.

This release contains forward-looking statements, including statements regarding projected revenues and subscribers, service enhancements to the Iridium system and equipment availability. These forward-looking statements are based on a number of assumptions and actual results may be materially different from those expressed or implied by such statements.
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For a description of factors which may cause results for Iridium to differ materially from those expressed or implied by such forward-looking statements, please consult the Securities and Exchange Act filings of Iridium World Communications Ltd. (Nasdaq: IRIDF).

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   Iridium is a registered trademark and service mark of Iridium LLC (C) 1999
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                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                            SELECTED FINANCIAL DATA
            (DOLLARS IN THOUSANDS EXCEPT PER CLASS 1 INTEREST DATA)

                                                           THREE                           TWELVE
                                                           MONTHS ENDED                    MONTHS ENDED
                                                           DECEMBER 31, 1998               DECEMBER 31, 1998
                                                           -----------------               -----------------
 CONSOLIDATED STATEMENT OF LOSS DATA:
 Revenue                                                   $                        186    $                       186
 Operating expenses                                        $                    174,600    $                   435,861
 Depreciation and amortization                             $                    173,637    $                   551,912
 Interest expense, net                                     $                     92,029    $                   265,214
                                                            ---------------------------     --------------------------
 Net loss                                                  $                    440,080    $                 1,252,801
                                                            ===========================     ==========================
 Net loss applicable to Class 1 Interests                  $                    441,609    $                 1,258,910
                                                            ===========================     ==========================
 Net loss per Class 1 Interest                             $                       3.12    $                      8.91
                                                            ===========================     ==========================
 Weighted average interests used in
 computing Net loss per Class 1 Interest                                    141,419,116                    141,322,445
                                                            ===========================     ==========================

                                                           DECEMBER 31, 1998
                                                           -----------------
 CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents                                 $         24,756
 Property and equipment - net                              $      3,584,208
 Total assets                                              $      3,738,895
 Bank debt                                                 $      1,125,000
 Long-term debt (net of discount)                          $      1,729,219
 Total Members' equity                                     $        477,163

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   Iridium is a registered trademark and service mark of Iridium LLC (C) 1999